Exhibit 11

March 9, 2018

Fiera Capital Series Trust
375 Park Avenue, 8th Floor
New York, New York 10152

Re:	Fiera Capital Series Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel in connection with Fiera Capital Series Trust, a Delaware statutory trust (the "Trust"), with respect to the matters set forth herein.  At your request, this opinion is being furnished to you.

We have examined originals or copies of the following documents:

(a)
The Certificate of Trust of the Trust as filed with the office of the Secretary of State of the State of Delaware (the "Secretary of State") on December 8, 2016, as amended by the Certificate of Amendment to the Certificate of Trust as filed on April 6, 2017 (as amended, the "Certificate of Trust");

(b)
The Amended and Restated Declaration of Trust (also referred to therein as the Amended and Restated Agreement and Declaration of Trust, the Declaration of Trust and the Agreement and Declaration of Trust), dated as of April 25, 2017 by the trustee named therein as amended by the Omnibus Written Consent executed September 13, 2017 (as so amended, the "Trust Agreement") and the By-Laws of the Trust as adopted March 31, 2017 (the "By-Laws");

(c)
The Unanimous Written Consent of the Board of Trustees of the Trust dated April 6, 2017, the Consent of Sole Initial Shareholder dated April 17, 2017, resolutions of the Trustees adopted effective April 25, 2017 and resolutions of the Trustees adopted November 16, 2017 (together, the "Resolutions") with respect to the Trust and issuance of the Shares (defined below);

Fiera Capital Series Trust
March 9, 2018

(d)
The Trust's registration statement under the Securities Act of 1933 on Form N-14 (the "Registration Statement") and the Prospectus to be filed by the Trust with the Securities and Exchange Commission on or about the date hereof and Statement of Additional Information referenced therein (collectively, the "Prospectus"), with respect to the issuance of shares of beneficial interests in the series of the Trust referred to as Fiera Capital Emerging Markets Fund (the "Shares");

(e)
A certificate of an officer of the Trust dated March 9, 2018 certifying as to items (a) through (d) above (the documents listed in paragraphs (b) through (d) are collectively referred to as the "Trust Documents"); and

(f)	A Certificate of Good Standing for the Trust, dated March 9, 2018, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement or Registration Statement.

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein.  In particular, we have not reviewed any document (other than the foregoing documents) that is referred to in or incorporated by reference into any document reviewed by us.  We have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein.  We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

Fiera Capital Series Trust
March 9, 2018

For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended and that the Trust Agreement, the By-Laws and Resolutions will be in full force and effect when the Shares are issued by the Trust and that the Trust Agreement is enforceable against the parties thereto in accordance with its terms, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) that each party has complied with all of the obligations and satisfied all of the conditions on its part to be performed or satisfied pursuant to and in connection with the documents examined by us, (vii) that the Trust Documents have been accomplished in accordance with the Trust Agreement and the Act (as defined below) and that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time, (viii) the payment by each Person to whom a Share is to be issued by the Trust (collectively, the "Shareholders") for such Share, in accordance with the Trust Agreement, By-Laws and the Resolutions and as contemplated by the Registration Statement and Prospectus, and (ix) that the Shares are issued and sold to the Shareholders in accordance with the Trust Agreement, By-Laws and the Resolutions and as contemplated by the Registration Statement and Prospectus and all conditions precedent set forth in the Trust Documents have been satisfied at the time of the issuance of the Shares.  We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents.  We express no opinion with respect to City National Rochdale Funds, City National Rochdale Emerging Markets Fund, the Plan and the Reorganization.

We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction.  This opinion is limited to the laws of the State of Delaware, and we have not considered and express no opinion on the laws of any other jurisdiction or (i) federal laws and the rules and regulations relating thereto, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, (ii) state tax, insurance, securities or blue sky laws or (iii) laws relating to the nature of the trust property.

Based upon the foregoing and upon an examination of such questions of law as we have deemed necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth herein, we advise you that, in our opinion:

1.	The Trust is duly formed and validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq. (the "Act").

2.
The Shares of the Trust have been duly authorized and, once paid for and issued in accordance with the Trust Documents, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

Fiera Capital Series Trust
March 9, 2018

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.  Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

Very truly yours, /s/ Richards, Layton & Finger, P.A.